ARTISOFT, INC. AND SUBSIDIARIES
             EXHIBIT 11. COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                           Three Months Ended
                                                             September  30,
                                                        -----------------------
                                                           1998          1997
                                                           ----          ----

Net income (loss)                                       $    (332)      $   238
                                                        =========       =======

 Basic EPS-Weighted average common shares outstanding      14,660        14,555
                                                        =========       =======

 Basic net income (loss) per share                      $    (.02)      $   .02
                                                        =========       =======

 Basic EPS-Weighted average shares outstanding             14,660        14,555

 Effect of diluted securities:
    Stock options                                              --(1)         26
                                                        =========       =======

 Diluted EPS-Weighted average shares outstanding           14,660        14,581
                                                        =========       =======

 Stock options not included in diluted EPS since
 anti-dilutive                                                  4            --
                                                        =========       =======

 Diluted net income (loss) per share                    $    (.02)      $   .02
                                                        =========       =======

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Notes:

(1) Common share equivalents are anti-dilutive for the three months ended September 30, 1998, therefore, basic and diluted net income (loss) per share is the same.